Exhibit 10.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is made and entered into as of 5/28/2025, (the “Effective Date”), by and among Sherman Oil Company LLC, a Texas limited liability company (“Sherman Oil”), Joshua Pollard, an individual (“Pollard”), Jeff Guffey, an individual (“Guffey”), Double A. Land and Resources, LLC, a Texas limited liability company (“Double A”), and JZ Miller Consulting, Inc., a Texas corporation (“JZ Miller”, and collectively with Sherman Oil, Pollard, Guffey, and Double A, the “Sellers”, and each individually, a “Seller”), and Safe & Green Holdings Corp., a Delaware corporation (the “Buyer”). The Sellers and Buyer may hereinafter be individually designated as a “Party” and may be collectively designated as the “Parties”.

RECITALS

WHEREAS, the Buyer is a public corporation, currently trading on the Nasdaq stock exchange, and operates as a modular construction solutions company;

WHEREAS, Olenox is a wholly owned subsidiary of the Buyer, operates as an oil well operator;

WHEREAS, the Sellers are the holder and operators of 1,600 acres of held-by-production “HBP” oil leases in Wichita County and Wilbarger County, Texas (the “Oil Leases”), which are currently producing an average of 45 barrels of oil per day;

WHEREAS, the Sellers and the Buyer desire to enter into this asset purchase agreement whereby (a) the Buyer shall acquire the Oil Leases and other assets from the Sellers, as more fully set forth on Exhibit A attached hereto (the “Assets”);

WHEREAS, the board of directors of Buyer (the “Buyer Board”) and the managers and/or board of directors of the Sellers (the “Seller Managers”) have unanimously determined that this Agreement and the transactions contemplated hereby are approved, and declared advisable this Agreement and the transactions contemplated thereby, and have resolved to recommend adoption of this Agreement;

WHEREAS, the Parties desire to execute and deliver this Agreement and all related or necessary documentation that may be reasonably required or necessary to complete the Transaction as contemplated by the Parties;

NOW, THEREFORE, in consideration of the mutual covenants and conditions herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

Article 1
DEFINITIONS

1.1	“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena, or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

1.2	“Affiliate” of a Person means, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

1.3	“Ancillary Documents” means all other agreements, certificates, leases, assignments, and other instruments or documents delivered or given pursuant to this Agreement.

1.4	“Business Day” means any day, other than a Saturday, Sunday or statutory or civic holiday in the State of Texas.

1.5	“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

1.6	“Closing” means the completion of the transaction of the purchase and sale of the Assets as contemplated in this Agreement.

1.7	“Code” means the Internal Revenue Code of 1986, as amended.

1.8	“Confidential Information” means any information, whether written, electronic, or oral, which the Receiving Party knows or reasonably should know is proprietary, confidential or a trade secret of the Disclosing Party, including any and all technical or business information, specifications formulas, and design information for their products or services, servicing information, customer lists, pricing information, marketing information, policies, procedures, and manuals regarding the Disclosing Party’s distributors or distribution channels, research and development and other proprietary matter relating to their products or services or the Business of the Disclosing Party. Notwithstanding the foregoing, Confidential Information shall not include information which:

(a)	becomes generally available to the public through no fault of, or breach by, the Receiving Party of any of its obligations of confidence;

(b)	was known to the Receiving Party prior to receipt from the Disclosing Party on a non-confidential basis and is not subject to another obligation of secrecy and non-use, as documented by written records possessed by the Receiving Party prior to its receipt from the Disclosing Party;

(c)	is independently developed by the Receiving Party prior to the receipt from the Disclosing Party, as documented by competent evidence possessed by the Receiving Party; or

(d)	becomes available to the Receiving Party on a non-confidential basis from a source other than the Disclosing Party that is not under other obligations of confidence.

1.9	“Disclosing Party” means a party, and its Affiliates, including their agents, representatives, consultants, officers, directors, and employees, which delivers, discloses, communicates or makes available to the Receiving Party the Confidential Information of the Disclosing Party, its Affiliates or any embodiment thereof (regardless of whether written, transmitted orally, visually, electronically, or in any other manner, or whether delivered, disclosed, communicated or made available by Disclosing Party prior or subsequent to the date of this Agreement), or on whose behalf such Confidential Information is so delivered, or any party which makes Confidential Information available to the Receiving Party or which grants to the Receiving Party access to Confidential Information.

1.10	“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

1.11	“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non compliance with any Environmental Law or term or condition of any Environmental Permit.

1.12	“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right to Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

1.13	“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged noncompliance with any Environmental Law or any term or condition of any Environmental Permit.

1.14	“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision, or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

1.15	“Governmental Authority” means any governmental, any governmental entity, department, commission, board, agency or instrumentality, and any court, tribunal, or judicial body of competent jurisdiction, in each case whether federal, state, county, provincial, local, or foreign.

1.16	“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination, or award entered by or with any Governmental Authority.

1.17	“Hazardous Materials” (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

1.18	“Knowledge of the Buyer” and phrases of similar import mean, with respect to any matter in question relating to the Buyer, the actual, conscious knowledge of the Buyer.

1.19	“Knowledge of the Sellers” and phrases of similar import mean, with respect to any matter in question relating to the Sellers, the actual, conscious knowledge of one or both of the Sellers.

1.20	“Law” means any statute, law, ordinance, regulation, rule, code, order constitution, treaty, common law, judgement, decree, or other requirement or rule of law of any federal, state, provincial, local, or foreign government or political subdivision thereof, or any arbitrator, court, or tribunal of competent jurisdiction.

1.21	“Person” means any individual, corporation, partnership, firm, joint venture, limited liability company, limited liability partnership, association, joint-stock company, trust, estate, incorporated or unincorporated organization, governmental or regulatory body, business unit, or other entity.

1.22	“Real Property” all real property that is owned, leased, or subleased, together with all buildings, structures and facilities located thereon.

1.23	“Receiving Party” shall mean a party, and its Affiliates, including its agents, representatives, consultants, and employees, which receives any Confidential Information (regardless of whether written, transmitted orally, visually, electronically, or in any other manner, or whether received by the Receiving Party prior or subsequent to the date of this Agreement) of the Disclosing Party or which receives benefit from an affiliated entity’s receipt of Confidential Information of Disclosing Party or any party to which Confidential Information is made available by Disclosing Party or which is granted access to Confidential Information by Disclosing Party.

1.24	“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility, or fixture).

1.25	“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants, and other agents of such Person.

1.26	“Tax” or “Taxes” means any federal, state, county, provincial, local or foreign income, gross receipts, sales, use, ad valorem, employment, severance, transfer, gains, profits, excise, franchise, property, capital stock, premium, minimum and alternative minimum or other taxes, fees, levies, duties, assessments or charges of any kind or nature whatsoever imposed by Governmental Authority (whether payable directly or by withholding), together with any interest, penalties (civil or criminal), additions to, or additional amounts imposed by, any Governmental Authority with respect thereto, and any expenses incurred in connection with the determination, settlement or litigation of any liability therefor.

1.27	“Tax Act” means relevant tax regulation of the United States and the State of Texas.

1.28	“Transaction Expenses” means all fees and expenses incurred by the Sellers and any Affiliate at or prior to the Closing in connection wit the preparation, negotiation, and execution of this Agreement and the Ancillary Documents, and the performance and consummation of the Transaction and the other transactions contemplated hereby and thereby.

Article 2
PURCHASE AND SALE

2.1	Purchase and Sale

Subject to the terms set forth in this Agreement, at the Closing, the Sellers shall sell, convey, transfer, assign, and deliver to the Buyer, and the Buyer shall purchase and acquire from the Sellers, the Assets, free and clear of all liens, claims, and encumbrances, except for those liabilities expressly assumed by the Buyer as set forth herein.

2.2	Purchase Price

The total purchase price for the Assets shall be One Million Dollars ($1,000,000) (the “Purchase Price”) which shall be paid as follows:

(a)	Initial Payment. The Buyer shall make a cash payment to Sherman Oil of TWO HUNDRED FIFTY THOUSAND DOLLARS ($250,000) concurrent with the Closing (the “Initial Payment”). The Sellers shall, within ten (10) days of the Closing, use the Initial Payment to pay all outstanding bills, obligations and liabilities associated with the Assets such that there shall be no outstanding liabilities and the Assets shall be turn-key as of the Closing.

(b)	Quarterly Installment Payments. The remaining balance of the Purchase Price, being $750,000, shall be paid to the Sellers in installment payments of TWO HUNDRED FIFTY THOUSAND DOLLARS ($250,000) per installment (with each installment payment broken out as SIXTY-TWO THOUSAND FIVE HUNDRED DOLLARS ($62,500) paid to each of (A) Sherman Oil, (B) Jeff Guffey, (C) Double A, and (D) JZ Miller):

(i)	$250,000 within 90 days of the Closing;

(ii)	$250,000 within 180 days of the Closing; and

(iii)	$250,000 within 240 days of the Closing.

(c)	The installment payments shall bear no interest.

2.3	Closing

Subject to the terms and conditions of this Agreement, the closing (the “Closing”) shall take place at 10:00 am Central Time on May 28, 2025, or at such other time or on such other date or such other place as the Parties may mutually agree in writing (the day on which the Closing takes place being the “Closing Date”).

2.4	Closing Deliverables of Sellers

At or prior to the Closing, the Sellers shall deliver to the Buyer the following:

(a)	Executed counterparts to this Agreement;

(b)	Executed counterparts to the Assignment Agreement for the assignment of the Assets, in substantially the form attached hereto as Exhibit B;

(c)	Certificates, dated as of the Closing Date and signed by duly authorized officers of the Sellers, that each of the conditions set forth in 7.1(a) and 7.1(b) have been satisfied;

(d)	Certificates of the secretaries (or equivalent officer) of the Sellers certifying that attached thereto are true and complete copies of: (i) resolutions of the Seller Managers approving the transaction and adopting this Agreement; and (ii) resolutions of the Seller Managers authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated thereby.

(e)	Good standing certificates (or its equivalent) from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws of which the Sellers are organized;

(f)	Such other documents or instruments as the Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

2.5	Closing Deliverables of the Buyer

At the Closing, the Buyer shall deliver to the Sellers the following:

(a)	Executed counterparts to this Agreement;

(b)	Executed counterparts to the Assignment Agreement for the assignment of the Assets, in substantially the form attached hereto as Exhibit B;

(c)	A certificate, dated as of the Closing Date and signed by a duly authorized officer of the Buyer, that each of the conditions set forth in 7.2(a) and 7.2(b) have been satisfied;

(d)	A certificate of the secretary (or equivalent officer) of the Buyer certifying that attached thereto are true and complete copies of resolutions of the board of directors of the Buyer authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated thereby;

(e)	Such other documents or instruments as the Sellers reasonably request and are reasonably necessary to consummate the transactions contemplated by this Agreement.

2.6	Operator Transfer

The Buyer shall file all necessary documentation to transfer operatorship of the Assets within twenty (20) business days after the Closing Date. Sellers shall assist Buyer with any and all forms and documentation needed to process the transfer of operatorship. Only documented delays directly caused by the Texas Railroad Commission shall extend this deadline. Failure by the Buyer to timely file the transfer documentation shall constitute a breach of this Agreement.

2.7	Taxes and Other Costs

The Parties acknowledge and agree that ad valorem, severance, and production taxes attributable to the periods up to May 15, 2025, shall be the responsibility of the Sellers and that all such taxes attributable to the periods commencing on May 16, 2025, shall be the responsibility of the Buyer.

Article 3
REPRESENTATIONS AND WARRANTIES OF
THE SELLERS

The Sellers represent and warrant to the Buyer that the statements contained in this Article 3 are true and correct as of the date hereof.

3.1	Organization and Qualification of the Sellers

Each of the Sellers is a limited liability company organized, validly existing and in good standing under the Laws of the state of its organization and has full corporate power and authority to own, operate and/or lease the properties and assets now owned, operated, or leased by it and to carry on its business as it has been and is currently conducted. Each of the Sellers is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary.

3.2	Authority; Approval

(a)	The Sellers have full corporate power and authority to enter into and perform their obligations under this Agreement and the Ancillary Documents to which they are a party. This Agreement has been duly executed and delivered by the Sellers, and (assuming due authorization, execution, and delivery by each other party hereto) this Agreement constitutes a legal, valid, and binding obligation of the Sellers enforceable against the Sellers in accordance with its terms, subject to applicable regulatory approvals. When each Ancillary Document has been duly executed and delivered by the Sellers (assuming due authorization, execution, and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of the Sellers enforceable against each in accordance with its terms, subject to applicable regulatory approvals.

(b)	The Sellers Managers, by resolutions duly adopted by unanimous vote at a meeting of all Seller Managers, duly called and held and, as of the date hereof, not subsequently rescinded or modified in any way, has, as of the date hereof (i) determined that this Agreement and the transactions contemplated hereby, are fair to, and in the best interests of, the Sellers, and (ii) approved and declared advisable the transactions contemplated by this Agreement.

3.3	No Conflicts; Consents

The execution, delivery and performance by the Sellers of this Agreement and the Ancillary Documents, and the consummation of the transactions contemplated hereby and thereby do not and will not: (i) conflict with or result in a violation or breach of, or default under, any provision of the organizational documents of the Sellers; (ii) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Sellers; (iii) except as set forth in Section 3.3 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which the Sellers are a party or by which the Sellers are bound or to which any of their respective properties and assets are subject or any Permit affecting the properties, assets, or business of the Sellers; or (iv) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of the Sellers. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Sellers in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.

3.4	Undisclosed Liabilities

As of the Closing Date, the Sellers and the Assets have no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except those which are adequately reflected in Section 3.4 of the Disclosure Schedules, and (b) those which have been incurred in the ordinary course of business consistent with past practice since March 31, 2025, and which are not, individually or in the aggregate, material in amount.

3.5	Absence of Certain Changes, Events and Conditions

Since March 31, 2025, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to the Sellers, any:

(a)	event, occurrence, or development that has had, or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the financial condition or business of the Sellers or the Assets (a “Seller Material Adverse Effect”);

(b)	entry into any Contract that would constitute a Material Contract;

(c)	incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(d)	material damage, destruction, or loss (whether or not covered by insurance) to any of the Assets;

(e)	acceleration, termination, material modification to or cancellation of any material Contract (including, but not limited to, any Material Contract) to which a Seller is a party or by which it is bound;

(f)	any material capital expenditures;

(g)	imposition of any Encumbrance upon any of the Assets, tangible or intangible; or

(h)	any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

3.6	Material Contracts

(a)	Section 3.6 of the Disclosure Schedules lists each of the following Contracts of the Sellers (such Contracts, together with all Contracts concerning the occupancy, management, or operation of any Real Property (including without limitation, brokerage contracts) listed or otherwise disclosed in Section 3.6 of the Disclosure Schedules being “Material Contracts”):

(b)	all Contracts that provide for the indemnification by the Sellers of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(c)	all Contracts that relate to the acquisition or disposition of any business, a material amount of equity or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(d)	except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees) of the Sellers;

(e)	any other Contract that is material to the Sellers and not previously disclosed pursuant to this Section.

(f)	Each Material Contract is valid and binding on the Sellers in accordance with its terms and is in full force and effect. None of the Sellers or, to the Seller’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments, and supplements thereto and waivers thereunder) have been made available to the Buyer.

(g)	Each Material Contract is compliant with and permissible under applicable Law including but not limited to any relevant local licensing authority.

3.7	Title to Assets; Real Property

(a)	The Sellers have valid leasehold interests in the Oil Leases and personal property and other assets reflected on Exhibit A. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i)	liens for Taxes not yet due and payable;

(ii)	mechanics, carriers’, workmen’s, repairmen’s, or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent, and which are not, individually or in the aggregate, material to the business of the Sellers;

(iii)	easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the business of the Sellers; or

(iv)	liens arising under equipment leases or sales contracts with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the business of the Sellers.

(b)	Section 3.7 of the Disclosure Schedules lists (i) the street address of each parcel of Real Property; (ii) if such property is leased or subleased by the Sellers, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iii) the current use of such property. With respect to leased Real Property, the Sellers has delivered or made available to the Buyer true, complete, and correct copies of any leases affecting the Leased Premises. The Sellers are not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy, or enjoyment of any leased Real Property. The use and operation of the Leased Premises in the conduct of the Sellers’ business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. There are no Actions pending nor, to the Sellers’ Knowledge, threatened against or affecting the Leased Premises or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

3.8	Condition and Sufficiency of Assets

Except as set forth in Section 3.8 of the Disclosure Schedules, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Sellers are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Sellers, together with all other properties and assets of the Sellers, are sufficient for the continued conduct of the Sellers’ business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of the Sellers as currently conducted.

3.9	Inventory

All inventory of the Sellers consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective, or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All such inventory is owned by the Sellers free and clear of all Encumbrances, and no inventory is held on a consignment basis. The quantities of each item of inventory (whether raw materials, work in process or finished goods) are not excessive but are reasonable in the present circumstances of the Sellers.

3.10	Insurance

Section 3.10 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, vehicular, liability, and other casualty and property insurance maintained by the Sellers and relating to the Assets (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to the Buyer. Such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. the Sellers has not received any written notice of cancellation of premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Sellers. All such Insurance Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. There are no claims related to the business of the Sellers pending under any such Insurance Policies as to which coverage has been questioned, denied, or disputed or in respect of which there is an outstanding reservation of rights. the Sellers is not in default under, and has not otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Sellers and are sufficient for compliance with all applicable Laws and Contracts to which the Sellers is a party or by which it is bound.

3.11	Legal Proceedings; Governmental Orders

(a)	There are no Actions pending or, to the Sellers’ Knowledge, threatened (a) against or by the Sellers affecting any of its properties or assets; or (b) against or by the Sellers that challenges or seeks to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. No event has occurred, or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)	There are no outstanding Governmental Orders and no unsatisfied judgments, penalties, or awards against or affecting the Sellers or any of its properties or the Assets.

3.12	Compliance With Laws; Permits

(a)	Except as set forth in Section 3.12 of the Disclosure Schedules, the Sellers have complied, and is now complying, with all Laws applicable to it or its business, properties, or assets.

(b)	All Permits required for the Sellers to conduct its business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 3.12 of the Disclosure Schedules lists all current Permits issued to the Sellers, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 3.12 of the Disclosure Schedules.

3.13	Environmental Matters

(a)	The Sellers are currently and have been in compliance with all Environmental Laws and has not received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b)	The Sellers have obtained and is in material compliance with all applicable Environmental Permits (each of which is disclosed in Section 3.13 of the Disclosure Schedules) necessary for the ownership, lease, operation or use of the business or Assets and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by the Sellers through the Closing Date in accordance with Environmental Law, and the Sellers are not aware of any condition, event or circumstance that might prevent or impede, after the Closing Date, the ownership, lease, operation or use of the business or assets of the Sellers as currently carried out.

(c)	No real property currently or formerly owned, operated, or leased by the Sellers is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(d)	There has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the business or Assets of the Sellers or any real property currently or formerly owned, operated or leased by the Sellers, and the Sellers have not received an Environmental Notice that any real property currently or formerly owned, operated or leased in connection with the business of the Sellers (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, the Sellers.

(e)	Section 3.13 of the Disclosure Schedules contains a complete and accurate list of all active or abandoned aboveground or underground storage tanks owned or operated by the Sellers.

(f)	Section 3.13 of the Disclosure Schedules contains a complete and accurate list of all off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Sellers and any predecessors as to which the Sellers may retain liability, and none of these facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and the Sellers have not received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Sellers.

(g)	The Sellers have not retained or assumed, by contract or operation of Law, any liabilities, or obligations of third parties under Environmental Law.

(h)	The Sellers have provided or otherwise made available to the Buyer and listed in Section 3.13 of the Disclosure Schedules: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the business or Assets of the Sellers or any currently or formerly owned, operated or leased real property which are in the possession or control of the Sellers related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

(i)	The Sellers are not aware of or reasonably anticipate, as of the Closing Date, any condition, event, or circumstance concerning the Release or regulation of Hazardous Materials that might, after the Closing Date, prevent, impede, or materially increase the costs associated with the ownership, lease, operation, performance or use of the business or Assets of the Sellers as currently carried out.

3.14	Taxes

(a)	All Tax Returns required to be filed on or before the Closing Date by the Sellers have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete, and correct in all respects. All Taxes due and owing by the Sellers (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b)	No claim has been made by any taxing authority in any jurisdiction where the Sellers may be subject to Tax by that jurisdiction.

(c)	No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Sellers.

(d)	There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable by the Sellers) upon the Assets.

(e)	Neither of the Sellers are a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement.

(f)	No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into, or issued by any taxing authority with respect to the Sellers.

(g)	Neither of the Sellers are, nor have they been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

3.15	Brokers

No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of the Sellers.

3.16	Full Disclosure

No representation or warranty by the Sellers in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to the Buyer, or any of its Representatives, pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

Article 4
REPRESENTATIONS AND WARRANTIES
OF THE BUYER

The Buyer represents and warrant to the Sellers that the statements contained in this Article 4 are true and correct as of the date hereof:

4.1	Organization and Authority of the Buyer

The Buyer is a corporation incorporated, validly existing and in good standing under the Laws of the state of its incorporation and has full corporate power and authority to own, operate and/or lease the properties and assets now owned, operated, or leased by it and to carry on its business as it has been and is currently conducted. the Buyer is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary.

4.2	No Conflicts; Consents

The execution, delivery and performance by the Buyer of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby do not and will not: (i) conflict with or result in a violation or breach of, or default under, any provision of the articles of incorporation, or other organizational documents, of the Buyer; (ii) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Buyer; (iii) require the consent, notice or other action by any Person under any Contract to which the Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Buyer in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.

4.3	Brokers

No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commissions in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon the arrangements made by or on behalf of the Buyer.

4.4	Legal Proceedings

There are no Actions pending or, to the Buyer’s Knowledge, threatened against or by the Buyer or any of their respective Affiliates that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. No event has occurred, or circumstances exist that may give rise to or serve as a basis for any such Action.

Article 5
COVENANTS

5.1	Conduct of Business Prior to the Closing

During the period from the date of this Agreement until the Closing, the Sellers shall, except as otherwise provided in this Agreement or consented to in writing by the Buyer, shall (i) conduct the Business of the Sellers in the ordinary course of business consistent with past practice and (ii) use commercially reasonable efforts to maintain and preserve intact the current organization, business and operations of the Sellers and to preserve the rights, goodwill and relationships of those having business relationships with the Sellers. Without limiting the foregoing, from the Effective Date until the Closing Date, except as consented to in writing by the Buyer, the Sellers shall:

(a)	preserve and maintain (including submission of any required renewals) all of its Permits;

(b)	pay its debts, Taxes, and other obligations when due;

(c)	maintain the properties and assets owned, operated, or used by it in the same condition as they were on the Effective Date, subject to reasonable wear and tear and sales of inventory in the ordinary course of business;

(d)	continue in full force and effect without modification all insurance policies;

(e)	defend and protect the Assets from infringement or usurpation;

(f)	perform all of its obligations under all Contracts relating to or affecting its properties, assets, or business;

(g)	maintain its books and records in accordance with past practice;

(h)	comply in all material respects with all Laws; and

(i)	not take or permit any action that would cause any of the changes, events or conditions described in Section 5.1 to occur.

5.2	Access to Information

From the date hereof until the Closing, the Sellers shall (a) afford the Buyer and its Representatives full and free access to and the right to inspect all of the properties, assets, premises, books and records, Contracts and other documents and data related to the Sellers and the Assets; (b) furnish the Buyer and its Representatives with such financial, operating and other data and information related to Sellers and the Assets as the Buyer or its Representatives may reasonably request; and (c) instruct the Representatives of the Sellers to cooperate with the Buyer in its investigation of the Sellers and the Assets. Any actions undertaken by the Buyer and its Representatives pursuant to this Section 5.2 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Sellers. No investigation by the Buyer or other information received by the Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Sellers in this Agreement.

5.3	No Solicitation of Other Bids

(a)	The Sellers shall not, and shall not authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate (including providing any non-public information) or continue inquiries regarding an Sales Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Sales Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding a Sales Proposal. The Sellers shall immediately cease and cause to be terminated and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could reasonably be expected to lead to, a Sales Proposal. For purposes hereof, “Sales Proposal” shall mean any inquiry, proposal or offer from any Person (other than the Buyer or any of its Affiliates) concerning (i)) the sale, lease, exchange, license or other disposition of any of the Assets, or (ii) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Sellers.

(b)	In addition to the other obligations under this Section, the Sellers shall promptly (and in any event within two Business Days after receipt thereof by the Sellers or its Representatives) advise the Buyer orally and in writing of any Sales Proposal, any request for information with respect to any Sales Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Sales Proposal, the material terms and conditions of such request, Sales Proposal or inquiry, and the identity of the Person making the same.

(c)	The Sellers agree that the rights and remedies for noncompliance with this Section shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Buyer and that money damages would not provide an adequate remedy to the Buyer.

5.4	Notice of Certain Events

From the Effective Date until the Closing, the Sellers shall promptly notify the Buyer in writing of:

(a)	any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by the Sellers hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.1 to be satisfied;

(b)	any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(c)	any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; or

(d)	any Actions commenced or, to the Sellers’ Knowledge, threatened against, relating to, or involving or otherwise affecting the Sellers that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.11 or that relates to the consummation of the transactions contemplated by this Agreement.

(e)	the Buyer’s receipt of information pursuant to this Section shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Sellers in this Agreement and shall not be deemed to amend or supplement the Disclosure Schedules.

5.5	Governmental Approvals and Consents

(a)	Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders, and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing, or impeding the receipt of any required consents, authorizations, orders, and approvals.

(b)	The Sellers and the Buyer shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 3.3 of the Disclosure Schedules.

5.6	Closing Conditions

From the Effective Date until the Closing, each party hereto shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article 7 hereof.

5.7	Public Announcements

Except as required by applicable Law (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

5.8	Confidentiality

(a)	The Parties hereto acknowledge that the existence and the terms of this Agreement and any oral or written information exchanged between the parties in connection with the preparation and performance this Agreement are regarded as Confidential Information. Each Party shall maintain confidentiality of all such Confidential Information, and without obtaining the written consent of the other Parties, it shall not disclose any relevant Confidential Information to any third parties, except for the information that: (a) is or will be in the public domain (other than through the Receiving Party’s unauthorized disclosure); (b) is under the obligation to be disclosed pursuant to the applicable Laws or regulations, rules of any stock exchange, or orders of the court or other government authorities; or (c) is required to be disclosed by any Party to its shareholders (as applicable), investors (as applicable), legal counsels or financial advisors regarding the transaction contemplated hereunder, provided that such shareholders, investors, legal counsels or financial advisors shall be bound by the confidentiality obligations similar to those set forth in this Section. This Section shall survive the termination of this Agreement.

(b)	From and after the Closing, the Sellers shall, and shall cause its Affiliates to, and shall use its reasonable best efforts to cause its Representatives to, hold in confidence any and all information, whether written or oral, concerning the Business, except to the extent the Sellers can show that such information is (a) generally available to and known by the public through no fault of the Sellers, any of its Affiliates or its Representatives; or (b) is lawfully acquired by the Sellers, any of its Affiliates, or its Representatives, from and after the Closing, from such sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If the Sellers or any of their Affiliates or Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, the Sellers shall promptly notify the Buyer in writing and shall disclose only that portion of such information which the Sellers are advised by its counsel in writing is legally required to be disclosed, provided that the Sellers shall use reasonable best efforts to cooperate with the Buyer to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Article 6
TAX MATTERS

6.1	Tax Covenants

(a)	Without the prior written consent of the Buyer, prior to the Closing, Sellers and/or its Representatives, shall not make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of the Buyer or Sellers in respect of any Tax Period post-Closing. The Sellers agree that the Buyer shall not have liability for any Tax resulting from any pre-Closing action of the Sellers, any of its Representatives or the Sellers. The Sellers shall, indemnify and hold harmless the Buyer against any such Tax or reduction of any Tax asset.

(b)	All transfer, documentary, sales, use, stamp, registration, value added, and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by the Sellers when due. The Sellers shall timely file any Tax Return or other document with respect to such Taxes or fees (and the Buyer shall cooperate with respect thereto as necessary.

6.2	Tax Returns

The Sellers shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by it that are due on or before the Closing Date and shall timely pay all Taxes that are due and payable on or before the Closing Date. Any such Tax Return shall be prepared in a manner consistent with past practices (unless otherwise required by Law).

6.3	FIRPTA Statement

On the Closing Date, the Sellers shall deliver to the Buyer a certificate, dated as of the Closing Date, certifying to the effect that no member, shareholder, or owner of the Sellers is a foreign person as defined by the Foreign Investment in Real Property Tax Act of 1930 (“FIRPTA”) (such certificate in the form required by Treasury Regulation Section 1.897-2(h) and 1.1445-3(c) (the “FIRPTA Statement”).

Article 7
CLOSING CONDITIONS

7.1	Conditions to Obligations of the Buyer

The obligation of the Buyer to complete the transactions contemplated by this Agreement is subject to the following conditions to be fulfilled or performed at or prior to Closing, which conditions are for the exclusive benefit of the Buyer and may be waived, in whole or in part, by the Buyer in its sole discretion:

(a)	Truth of Representations and Warranties. The representations and warranties of the Sellers contained in this Agreement shall be true and correct as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of such date and the Sellers shall have executed and delivered a certificate of a senior officer to that effect.

(b)	Performance of Covenants. The Sellers shall have fulfilled, performed, or complied with in all material respects all material covenants contained in this Agreement to be fulfilled, performed, or complied with by it at or prior to Closing.

(c)	Consents. All required Consents and authorizations shall have been obtained on terms acceptable to the Buyer.

(d)	Material Adverse Effect. Since the Effective Date of this Agreement, there shall not have occurred in the opinion of the Buyer any event, development or condition or any damage, destruction or loss (whether covered by insurance or not) that has, or could reasonably be expected to have, a material adverse effect on the Assets.

(e)	No Legal Action. No action or proceeding shall be pending or threatened by any person (other than by the Sellers or the Buyer, or any of their respective Affiliates) in any jurisdiction, to enjoin, restrict or prohibit:

(i)	any of the transactions contemplated by this Agreement;

(ii)	the right of the Buyer to acquire the Assets free and clear of all liens and encumbrances;

(iii)	the right of Sellers to operate the oil wells located on the Oil Lease sites.

(f)	Deliveries. The Sellers shall have delivered or caused to be delivered to the Buyer the following:

(i)	the executed assignment agreement set forth in Exhibit B; and

(ii)	all certificates, instruments, and other documents required to be delivered by the Sellers to the Buyer on or before the Closing pursuant to this Agreement, or as may reasonably be requested by the Buyer in order to consummate the transactions contemplated hereby.

(g)	Change in Law. Since the date of this Agreement, no Law, proposed Law or any change in any Law or in any interpretation or enforcement of any Law shall have been introduced, enacted, or announced, the effect of which would be to prevent the Buyer from completing the transactions contemplated in this Agreement or to prevent the operation of the Business after Closing on substantially the same basis as currently operated.

7.2	Conditions to Obligations of the Sellers

The obligation of the Sellers to complete the transactions contemplated by this Agreement is subject to the following conditions to be fulfilled or performed at or prior to Closing, which conditions are for the exclusive benefit of the Sellers and may be waived, in whole or in part, by the Sellers in its sole discretion:

(a)	Truth of Representations and Warranties. The representations and warranties of the Buyer contained in this Agreement shall be true and correct as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of such date and the Buyer shall have executed and delivered a certificate of a senior officer to that effect.

(b)	Performance of Covenants. The Buyer shall have fulfilled, performed, or complied with in all material respects all material covenants contained in this Agreement to be fulfilled, performed, or complied with by it at or prior to Closing.

(c)	Consents. All required Consents and authorizations shall have been obtained on terms acceptable to the Sellers.

(d)	Deliveries. the Buyer shall have delivered or caused to be delivered to the Sellers the following:

(i)	the Initial Payment;

(ii)	the executed assignment agreement set forth in Exhibit B;

(iii)	the resolutions of the board of directors of the Buyer approving the entering into and completion of the transaction contemplated by this Agreement; and

(iv)	all certificates, instruments and other documents required to be delivered by the Buyer to the Sellers on or before the Closing pursuant to this Agreement, or as may reasonably be requested by the Sellers in order to consummate the transactions contemplated hereby.

(e)	Change in Law. Since the date of this Agreement, no Law, proposed Law or any change in any Law or in any interpretation or enforcement of any Law shall have been introduced, enacted, or announced, the effect of which would be to prevent the Sellers from completing the transactions contemplated in this Agreement.

7.3	Waiver of Closing Conditions

(a)	If a condition set forth in either Section 7.1 or 7.2 has not been satisfied, the Party to whom the condition is favored may elect in writing to waive the condition and proceed with the completion of the transactions contemplated by this Agreement. Any such waiver and election by the Buyer or the Sellers, as the case may be, will only serve as a waiver of that specific closing condition and the Party which has not been able to satisfy the waived condition will have no liability with respect to that specifically waived condition.

Article 8
INDEMNIFICATION

8.1	Survival

(a)	Subject to the limitations and other provisions of this Agreement, the representations and warranties contained in Article 3 shall survive the Closing and shall remain in full force and effect for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation, or extension thereof) plus 60 days. All other representations and warranties of the Sellers contained herein shall survive the Closing indefinitely or for the period explicitly stated therein. Any claims asserted in good with reasonable specificity (to the extent known at the time) and in writing by notice from the Buyer to the Sellers prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

8.2	Indemnification by the Sellers

(a)	The Sellers shall indemnify and defend the Buyer and its Affiliates (collectively the “Seller Indemnified Parties”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Indemnified Parties based upon, arising out of, with respect to or by reason of:

(i)	Any inaccuracy in or breach of any of the representations or warranties of the Sellers contained in this Agreement or in any certificate or instrument by or on behalf of the Sellers pursuant to this Agreement, as of the date such representations was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specific date);

(ii)	Any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by the Sellers pursuant to this Agreement; or

(iii)	Any Transaction Expenses outstanding as of the Closing to the extent not paid or satisfied by Sellers at or prior to the Closing.

8.3	Indemnification by the Buyer

(a)	The Buyer shall indemnify and defend each of the Sellers against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Sellers based upon, arising out of, with respect to or by reason of:

(i)	Any and all damages resulting from any misrepresentation, breach of warranty, or non-fulfillment of any covenant, agreement, or obligation to be performed by the Buyer pursuant to this Agreement; and

(ii)	Any and all Actions (including reasonable attorneys fees) incident to any of the foregoing.

8.4	Exceptions to Indemnification

No party shall be entitled to indemnification with respect to: (i) consequential damages, including consisting of business interruption or lost profits; (ii) punitive damages; or (iii) Losses arising from the gross negligence or willful misconduct of the party claiming indemnification.

8.5	Indemnification Procedures

(a)	Third-Party Claims. If any Indemnified Party, as defined herein, receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement, an Affiliate of a party to this Agreement, or a Representative of the foregoing (a “Third-Party Claim”) against the Indemnified Party with respect to which the other Party is obligated to provide indemnification under this Agreement (the “Indemnifying Party”), the Indemnified Party shall give the Indemnifying Party written notice thereof, not later than twenty (20) calendar days after receipt of such notice of such Third-Party Claim. A Party seeking indemnification pursuant to this Article 8 is referred to herein as an “Indemnified Party”. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe in reasonable detail the Third-Party Claim, shall include copies of the Third-Party Claim and all material written evidence thereof, and shall indicate the estimated amount, if reasonably able to calculate, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel (which such counsel must be approved by the Indemnified Party), and the Indemnified Party shall cooperate in good faith in such defense; provided, that the Indemnifying Party shall not have the right to defend or direct the defense of any Third-Party Claim that seeks injunctive or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, they shall have the right to take such action as they deem necessary to avoid, dispute, defend, appeal, or make counterclaims pertaining to any Third-Party Claim in the name of and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party; provided, that if in the reasonable opinion of counsel to the Indemnified Party, (i) there are legal defenses available to an Indemnified Party, (ii) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction that is required. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided herein, or fails to diligently prosecute the defense of such Third-Party Claim, the Indemnified Party may, subject to this Section, pay, compromise, and/or defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. The Indemnified Party and Indemnifying Party shall cooperate with each other in all respects in connection with the defense of any Third-Party Claim, including making available records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, and management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(i)	Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party, except as provided herein. If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle the Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.5(a), it shall not agree to any settlement without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

(b)	Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than twenty (20) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the provide a copy of the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Sellers’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

8.6	Payments; Indemnification

Once a Loss is agreed to by the Parties or finally adjudicated to be payable pursuant to this Article 8, such amounts shall be satisfied by the Indemnifying Party. Any such obligations unpaid within sixty (60) days of the date that the Loss was agreed-upon or finally adjudicated shall accrue interest from the date of agreement or adjudication at twelve percent (12%) per annum.

8.7	Tax Treatment of Indemnification Payments

All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the total Transaction consideration for Tax purposes, unless otherwise required by Law.

Article 9
TERMINATION

9.1	Termination

This Agreement may be terminated at any time on or prior to the Closing Date:

(a)	By the Buyer upon written notice to the Sellers if, on the Closing Date, any of the conditions specified in Section 7.1 have not been satisfied in full;

(b)	By the Sellers upon written notice to the Buyer if, on the Closing Date, any of the conditions specified in Section 7.2 have not been satisfied in full;

(c)	By either Party upon written notice to the other Party, if there has been a material violation or breach by the other Party of any covenant, representation, warranty, or other agreement contained in this Agreement such that any condition to closing contained in Article 7 would be incapable of being satisfied by the Closing Date, and such violation or breach is not waived by the non-breaching Party, or in the case of a covenant breach, not cured by the breaching Party within ten (10) days after written notice thereof by the non-breaching Party; or

(d)	By mutual written agreement of the Parties.

Article 10
DISPUTE RESOLUTION

10.1	Dispute Resolution

If a dispute arises out of or relates to this Agreement, or the alleged breach thereof, and if the dispute is not settled through negotiation, the Parties agree to try in good faith to settle the dispute by mediation within thirty (30) business days administered under the Texas Mediation Rules, with a mediator mutually agreed upon by the Parties. If the Parties are unable to resolve such dispute through mediation, they may pursue any and all legal remedies in any court of competent jurisdiction.

10.2	Injunctive Relief

Notwithstanding any other provision of this Agreement, a Party may seek injunctive relief (whether as a temporary restraining order, preliminary injunction or otherwise) or specific performance pending a decision of the arbitrator and this Article 10 will not apply to any such action or proceeding.

Article 11
MISCELLANEOUS

11.1	Communications

Any notice, consent or other communication required or permitted under this Agreement shall be written in English and shall be deemed given when: (i) delivered personally; (ii) sent by confirmed facsimile transmission; (iii) sent by commercial courier with written verification of receipt returned to the sender; or (iv) sent by e-mail. Notice, consent, or other communications (but not service of process) may also be given by e-mail rejection or other refusal to accept or the inability to deliver because of changed address or facsimile number of which no notice was given shall be deemed to constitute receipt of the notice, consent, or communication sent.

All notices should be sent to:

If to the Sellers:

If to the Buyer:

Safe & Green Holdings Corp.

Attn: Mike McLaren

990 Biscayne Blvd.

#501, Office 12

Miami, FL 33132

11.2	Governing Law

This Agreement shall be governed in all respect by the laws of the State of Texas, which shall be applied without reference to any conflict-of-laws rule under which different law might otherwise be applicable. Venue for any lawsuits brought by the parties to this Agreement against each other regarding or as a result of this Agreement shall be proper only in an appropriate court located in Dallas County, Texas. The Parties hereby submit to the exclusive jurisdiction of said courts and consents to service of process by confirmed facsimile transmission or commercial courier (with written verification of receipt returned to the sender).

11.3	Expenses

Each Party shall bear its own costs and expenses for the preparation and execution of this Agreement.

11.4	Binding Effect

This Agreement shall be binding upon and insure to the benefit of the parties and their respective legal representatives, successors and permitted assigns.

11.5	Headings

Section and subsection headings are inserted for convenience of reference only and do not form a part of this Agreement.

11.6	No Agency or Partnership

Nothing contained in this Agreement shall give either party the right to bind the other or be deemed to constitute either party as agent for or partner of the other or any third party.

11.7	Relationship of the Parties

Neither Party is an employee, agent, Affiliate, partner, or joint venture with or of the other Party. Neither Party shall have any right to enter into any contracts or commitments in the name of, or on behalf of the other or to bind the other in any respect whatsoever, except insofar as is allowed by this Agreement.

11.8	Interpretation

Each party hereto acknowledges and agrees that: a) it and/or its counsel reviewed and negotiated the terms and provisions of this Agreement and has contributed to its revision; b) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and c) the terms and provisions of this Agreement shall be construed fairly as to both parties hereto and not in favor of or against either party, regardless of which party was generally responsible for the preparation of this Agreement.

11.9	Severability

If any provision of this Agreement is or becomes invalid or is ruled invalid by any court of competent jurisdiction or is deemed unenforceable, it is the intention of the parties that the remainder of this Agreement shall not be affected.

11.10	Modifications

Any modifications revisions, or amendments to this Agreement must be set forth in a writing signed by authorized representatives of both parties.

11.11	No Waiver

The Parties acknowledges and agree that any failure on the part of any party to enforce at any time or for any period of time any of the provisions of this Agreement shall not be deemed or construed to be a waiver of such provisions or of the right of any party thereafter to enforce each and every provision of this Agreement.

11.12	Further Assurances; Cooperation

The Parties agree to execute and deliver further agreements, instruments and other documents as the other Party may reasonably deem necessary to effectuate the purposes and provisions of this Agreement. The Parties agree further to cooperate with each other in any manner reasonably requested by the other Party to effectuate the purposes and provisions of this Agreement.

11.13	Counterparts

This Agreement made be executed in counterparts, each of which shall be deemed an original.

11.14	Survival

The provisions of this Agreement that, by express terms of this Agreement, will not be fully performed during the term of this Agreement, shall survive the termination of this Agreement to the extent applicable.

11.15	Entire Agreement

This Agreement is the sole Agreement with respect to the subject matter hereof and, except as expressly set forth herein, supersedes all other agreements and understandings between the parties with respect to the same. The Recitals and Schedules form part of the binding obligations contained in this Agreement.

* * *

[signatures on following pages]

SIGNATURE PAGE

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

BUYER

Safe & Green Holdings Corp.,
a Delaware corporation

By:	/s/ Mike McLaren
Name:	Mike McLaren
Title:	CEO
Date:	5/28/2025

SELLERS

Sherman Oil Company LLC,		Double A. Land and Resources, LLC
a Texas corporation		a Texas limited liability company

By:	/s/ Joshua Pollard	By:	/s/ Andrew Lloyd
Name:	Joshua Pollard	Name:	Andrew Lloyd
Title:	Working Interest Partner	Title:	Working Interest Partner
Date:	5/28/2025	Date:	5/28/2025

JZ Miller Consulting, Inc.,		Joshua Pollard,
a Texas corporation		an individual

By:	/s/ Joshua Miller	By:	/s/ Joshua Pollard
Name:	Joshua Miller	Date:	5/28/2025
Title:	Working Interest Holder
Date:	5/28/2025

Jeff Guffey,
an individual

By	/s/ Jeff Guffey
Date:	5/28/2025

EXHIBIT A

ASSETS

The Assets to be transferred to the Buyer pursuant to the Asset Purchase Agreement include the following:

(1)	All of Seller’s right, title, and interest in and to the following oil wells and oil leases (110 total Wellbores):

NANCE

Recording Vol./Pg.	O&G Lease or Assignment Date	Lessor/Assignor	Lessee/Assignee
124/537	6/3/1919	G. E. Nance, et ux	A.D. Morton
128/265	1/14/1919	G. E. Nance	A. Fisher

But only insofar as the said Oil and Gas Leases cover a tract of land consisting of 708 acres, more or less, in the S. O. Fowler Survey, A-78, in Wichita County, Texas, the said 708-acre tract being more particularly described in Assignment of Oil and Gas Leases dated as of December 1, 1968 and recorded in Volume 1054, Pages 110 et seq., Deed Records, Wichita County, Texas, by and between I. J. Wolfson, as assignor, and J. C. Reynolds and Shanor Oil Company, as assignees, to which Assignment reference is here made.

NEWMAN

Recording Vol./Pg.	O&G Lease or Assignment Date	Lessor/Assignor	Lessee/Assignee
3550/596	9/20/2010	Newt Newman III Properties	Johnson & Ernst Operating Co.

Covering a tract of 190.3 acres, more or less, being all of the R. J. Scott Survey, A-255, in Wichita County, Texas, and being the same land described in instrument dated December 22, 1931 and recorded in Volume 318, Pages 233 et seq., Deed Records, Wichita County, Texas, together with all land added by accretion or otherwise, save and except the South 40 acres thereof.

J. J. WAGGONER

Recording Vol./Pg.	O&G Lease or Assignment Date	Lessor/Assignor	Lessee/Assignee
198/359	1/6/1923	T. J. Waggoner, et al	Gulf Production Co.
1059/581	1/6/1973	T. J. Waggoner, et al	Shanor Oil Co. & J. C. Reynolds

But only insofar as said Oil and Gas Leases cover all of Lot 3 and Lot 4 except for the West 14 acres, a part of the Waggoner Subdivision of the M.A. Willis Survey, A-548, in Wichita County, Texas, consisting of 75.3 acres, more or less.

BURNETT ESTATE, A/K/A BURNETT “A”

Recording Vol./Pg.	O&G Lease or Assignment Date	Lessor/Assignor	Lessee/Assignee
222/87	April 26, 1924	Marion Sansom and W. E. Connell, Executors and Trustees of the Estate of S. B. Burnett, deceased; Mary C. Burnett; T. L. Burnett; Tidal Oil Company	Gordon Oil Co.

40.00 acres, more or less, being all of the Northeast-Quarter of the Southwest-Quarter of the T & NO RR Co. Survey, A-316, Wichita County, Texas.

S. B. BURNETT -B-

Lands:	200.00 acres, more or less, being a tract 20.00 acres in the form of a square out of the Northwest-comer of the Northeast-Quarter of the T & NO RR Co. Survey, A-316, and the South 180.00 acres of the East-Half of the T & NO RR Co. Survey, A-316, Wichita County, Texas.

Lease Date:	January 30, 1917

Lessor:	S. B. Burnett, acting for himself and as attorney-in-fact for Charles A. Johnson and Thomas L. Burnett; further ratified by Charles A. Johnson as Executor and Trustee under the will of Anne Valliant Burnett Johnson, deceased.

Lessee:	Gulf Production Company

Recording Info:	Volume 84, Pages 178, et seq., of the Official Public Records of Wichita County, Texas; further ratified at Volume 88, Pages 341, et seq., of the Official Public Records of Wichita County, Texas.

WAGGONER “F”

Recording Vol./Pg.	O&G Lease or Assignment Date	Lessor/Assignor	Lessee/Assignee
97/601	2/19/1925	W. T. Waggoner Estate, et al	Jas. McKanna
179/522	6/7/1950	W. T. Waggoner Estate, et al	G. M. Shanor, et al
185/401	2/26/1952	W. T. Waggoner Estate, et al	G. M. Shanor
185/468	2/26/1952	W. T. Waggoner Estate, et al	G. M. Shanor
190/598	12/19/1953	W. T. Waggoner Estate, et al	G. M. Shanor
197/59	11/12/1954	W. T. Waggoner Estate, et al	G. M. Shanor
199/580	11/30/1955	W. T. Waggoner Estate, et al	G. M. Shanor
203/284	5/8/1956	W. T. Waggoner Estate, et al	G. M. Shanor
205/66	8/31/1956	W. T. Waggoner Estate, et al	G. M. Shanor
209/125	11/13/1957	W. T. Waggoner Estate, et al	G. M. Shanor

But only insofar as the said Oil and Gas Leases respectively cover the West one-half of Section 31, Block 4, H&TC RR Co. Survey, Wilbarger County, Texas, consisting of 355 acres, more or less.

WAGGONER “HA”

Recording Vol./Pg.	O&G Lease or Assignment Date	Lessor/Assignor	Lessee/Assignee
783/263	9/30/1959	W. T. Waggoner Estate, et al	Jno. W. Hampton & Son
831/406	12/30/1959	W. T. Waggoner Estate, et al	Jno. W. Hampton & Son

But only insofar as said Oil and Gas Leases cover Tract I consisting of 118.14 acres, Tract 2 consisting of 2.1 acres, Tract 3 consisting of 2.1 acres, and Tract 4 consisting of 2.1 acres, all out of Section 35, Block 5, H & TC RR. Co. Survey, Wichita County, Texas, and the limited subsurface depths thereunder, as more specifically described in assignment recorded in Volume 2055, Pages 184 et seq., Official Public Records, Wichita County, Texas, to which reference is here made for all purposes.

WAGGONER “OO”

Recording Vol./Pg.	O&G Lease or Assignment Date	Lessor/Assignor	Lessee/Assignee
754/185	8/16/1958	W. T. Waggoner Estate, et al	H. C. Harbaugh

But only insofar as the said Oil and Gas Lease covers the following tracts of land and subsurface depths:

Tract 1: A tract of 20 acres limited to the subsurface intervals from 3,706 feet to 3,714 feet and from 3,738 feet to 3,770 feet and described by metes and bounds as follows: BEGINNING at a point on the East boundary line of Section 26, Block 5, H & T C RR. Co. Survey, Wichita County, Texas that is South 18° East 1,844 feet from the Northeast corner of said Section; THENCE South 18° East 933 feet to a point; THENCE South 72° West a distance of 933 feet to a point; THENCE North 18° West a distance of 933 feet to a point; THENCE North 72’ East 933 feet to the PLACE OF BEGINNING.

API No.	District	Lease No.	Lease Name	Well No.	Field Name	Operator Name	County	On Schedule	API Depth
48534566	09	05640	BURNETT ESTATE	32	WICHITA COUNTY REGULAR	SHERMAN OIL COMPANY LLC	WICHITA	Y	2000
48585431	09	05640	BURNETT ESTATE	13	WICHITA COUNTY REGULAR	SHERMAN OIL COMPANY LLC	WICHITA	Y	2000
48585433	09	05640	BURNETT ESTATE	15	WICHITA COUNTY REGULAR	SHERMAN OIL COMPANY LLC	WICHITA	Y	2000
48585434	09	05640	BURNETT ESTATE	16	WICHITA COUNTY REGULAR	SHERMAN OIL COMPANY LLC	WICHITA	Y	2000
48585436	09	05640	BURNETT ESTATE	21	WICHITA COUNTY REGULAR	SHERMAN OIL COMPANY LLC	WICHITA	Y	2000
48585439	09	05640	BURNETT ESTATE	28	WICHITA COUNTY REGULAR	SHERMAN OIL COMPANY LLC	WICHITA	Y	2000
48585440	09	05640	BURNETT ESTATE	29	WICHITA COUNTY REGULAR	SHERMAN OIL COMPANY LLC	WICHITA	Y	2000
48530960	09	14912	BURNETT, S. B. -B-	61	WICHITA COUNTY REGULAR	SHERMAN OIL COMPANY LLC	WICHITA	Y	2000

48532956	09	14912	BURNETT, S. B. -B-	67	WICHITA COUNTY REGULAR	SHERMAN OIL COMPANY LLC	WICHITA	Y	1616
48534653	09	14912	BURNETT, S. B. -B-	72	WICHITA COUNTY REGULAR	SHERMAN OIL COMPANY LLC	WICHITA	Y	2000
48535722	09	14912	BURNETT, S. B. -B-	73	WICHITA COUNTY REGULAR	SHERMAN OIL COMPANY LLC	WICHITA	Y	1798
48539257	09	14912	BURNETT, S. B. -B-	74	WICHITA COUNTY REGULAR	SHERMAN OIL COMPANY LLC	WICHITA	Y	1700
48539794	09	14912	BURNETT, S. B. -B-	75	WICHITA COUNTY REGULAR	SHERMAN OIL COMPANY LLC	WICHITA	Y	1880
48540875	09	14912	BURNETT, S. B. -B-	77	WICHITA COUNTY REGULAR	SHERMAN OIL COMPANY LLC	WICHITA	Y	1855
48590737	09	14912	BURNETT, S. B. -B-	28	WICHITA COUNTY REGULAR	SHERMAN OIL COMPANY LLC	WICHITA	Y	2000
48590744	09	14912	BURNETT, S. B. -B-	45	WICHITA COUNTY REGULAR	SHERMAN OIL COMPANY LLC	WICHITA	Y	2000
48590747	09	14912	BURNETT, S. B. -B-	51	WICHITA COUNTY REGULAR	SHERMAN OIL COMPANY LLC	WICHITA	Y	2000
48590748	09	14912	BURNETT, S. B. -B-	52	WICHITA COUNTY REGULAR	SHERMAN OIL COMPANY LLC	WICHITA	Y	2000
48544947	09	31780	J.J. WAGGONER A	1	WICHITA COUNTY REGULAR	SHERMAN OIL COMPANY LLC	WICHITA	Y	1904
48545098	09	31780	J.J. WAGGONER A	2	WICHITA COUNTY REGULAR	SHERMAN OIL COMPANY LLC	WICHITA	Y	1904
48515030	09	05569	NANCE	141	WICHITA COUNTY REGULAR	L7 ENERGY LLC	WICHITA	Y	1321
48530082	09	05569	NANCE	158	WICHITA COUNTY REGULAR	L7 ENERGY LLC	WICHITA	Y	2000
48530083	09	05569	NANCE	157	WICHITA COUNTY REGULAR	L7 ENERGY LLC	WICHITA	Y	2000
48530403	09	05569	NANCE	159	WICHITA COUNTY REGULAR	L7 ENERGY LLC	WICHITA	Y	2000
48531014	09	05569	NANCE	161	WICHITA COUNTY REGULAR	L7 ENERGY LLC	WICHITA	Y	2000
48532119	09	05569	NANCE	162	WICHITA COUNTY REGULAR	L7 ENERGY LLC	WICHITA	Y	1398
48532152	09	05569	NANCE	163	WICHITA COUNTY REGULAR	L7 ENERGY LLC	WICHITA	Y	1420
48534786	09	05569	NANCE	175	WICHITA COUNTY REGULAR	L7 ENERGY LLC	WICHITA	Y	1271

48534793	09	05569	NANCE	177	WICHITA COUNTY REGULAR	L7 ENERGY LLC	WICHITA	Y	1256
48535296	09	05569	NANCE	180	WICHITA COUNTY REGULAR	L7 ENERGY LLC	WICHITA	Y	2000
48535297	09	05569	NANCE	181	WICHITA COUNTY REGULAR	L7 ENERGY LLC	WICHITA	Y	1423
48535473	09	05569	NANCE	182	WICHITA COUNTY REGULAR	L7 ENERGY LLC	WICHITA	Y	1261
48535489	09	05569	NANCE	183	WICHITA COUNTY REGULAR	L7 ENERGY LLC	WICHITA	Y	1280
48537543	09	05569	NANCE	185	WICHITA COUNTY REGULAR	L7 ENERGY LLC	WICHITA	Y	1412
48537546	09	05569	NANCE	184	WICHITA COUNTY REGULAR	L7 ENERGY LLC	WICHITA	Y	1411
48537593	09	05569	NANCE	186	WICHITA COUNTY REGULAR	L7 ENERGY LLC	WICHITA	Y	1412
48540569	09	05569	NANCE	187	WICHITA COUNTY REGULAR	L7 ENERGY LLC	WICHITA	Y	1740
48542427	09	05569	NANCE	188	WICHITA COUNTY REGULAR	L7 ENERGY LLC	WICHITA	Y	550
48542673	09	05569	NANCE	189	WICHITA COUNTY REGULAR	L7 ENERGY LLC	WICHITA	Y	596
48543050	09	05569	NANCE	191	WICHITA COUNTY REGULAR	L7 ENERGY LLC	WICHITA	Y	725
48544782	09	05569	NANCE	194	WICHITA COUNTY REGULAR	L7 ENERGY LLC	WICHITA	Y	1903
48584913	09	05569	NANCE	32	WICHITA COUNTY REGULAR	L7 ENERGY LLC	WICHITA	Y	2000
48584915	09	05569	NANCE	43	WICHITA COUNTY REGULAR	L7 ENERGY LLC	WICHITA	Y	1312
48584924	09	05569	NANCE	89	WICHITA COUNTY REGULAR	L7 ENERGY LLC	WICHITA	Y	2000
48584931	09	05569	NANCE	135	WICHITA COUNTY REGULAR	L7 ENERGY LLC	WICHITA	Y	1885
48584945	09	05569	NANCE	150	WICHITA COUNTY REGULAR	L7 ENERGY LLC	WICHITA	Y	1100
48544052	09	06203	NANCE /DEEP/	193	K-M-A	L7 ENERGY LLC	WICHITA	Y	4237
48546122	09	06203	NANCE /DEEP/	196	K-M-A	L7 ENERGY LLC	WICHITA	Y	4417
48546123	09	06203	NANCE /DEEP/	197	K-M-A	L7 ENERGY LLC	WICHITA	Y	4230
48586936	09	06203	NANCE /DEEP/	151	K-M-A	L7 ENERGY LLC	WICHITA	Y	3690
48586937	09	06203	NANCE /DEEP/	152	K-M-A	L7 ENERGY LLC	WICHITA	Y	3840
48586938	09	06203	NANCE /DEEP/	153	K-M-A	L7 ENERGY LLC	WICHITA	Y	3690

48545036	09	10301	NEWMAN	2R	K-M-A	SHERMAN OIL COMPANY LLC	WICHITA	Y	4400
48545014	09	31921	NEWMAN (SHALLOW)	1	WICHITA COUNTY REGULAR	SHERMAN OIL COMPANY LLC	WICHITA	Y	1904
48545590	09	31921	NEWMAN (SHALLOW)	4	WICHITA COUNTY REGULAR	SHERMAN OIL COMPANY LLC	WICHITA	Y	1755
48703714	09	06643	WAGGONER -F-	24	WILBARGER COUNTY REGULAR	SHERMAN OIL COMPANY LLC	WILBARGER	Y	2331
48703717	09	06643	WAGGONER -F-	27	WILBARGER COUNTY REGULAR	SHERMAN OIL COMPANY LLC	WILBARGER	Y	0
48704087	09	06643	WAGGONER -F-	35	WILBARGER COUNTY REGULAR	SHERMAN OIL COMPANY LLC	WILBARGER	Y	2320
48704285	09	06643	WAGGONER -F-	36	WILBARGER COUNTY REGULAR	SHERMAN OIL COMPANY LLC	WILBARGER	Y	2585
48704287	09	06643	WAGGONER -F-	39	WILBARGER COUNTY REGULAR	SHERMAN OIL COMPANY LLC	WILBARGER	Y	0
48704510	09	06643	WAGGONER -F-	9	WILBARGER COUNTY REGULAR	SHERMAN OIL COMPANY LLC	WILBARGER	Y	0
48704696	09	06643	WAGGONER -F-	37	WILBARGER COUNTY REGULAR	SHERMAN OIL COMPANY LLC	WILBARGER	Y	0
48704697	09	06643	WAGGONER -F-	40	WILBARGER COUNTY REGULAR	SHERMAN OIL COMPANY LLC	WILBARGER	Y	0
48704698	09	06643	WAGGONER -F-	41	WILBARGER COUNTY REGULAR	SHERMAN OIL COMPANY LLC	WILBARGER	Y	0
48704699	09	06643	WAGGONER -F-	42	WILBARGER COUNTY REGULAR	SHERMAN OIL COMPANY LLC	WILBARGER	Y	0
48704700	09	06643	WAGGONER -F-	43	WILBARGER COUNTY REGULAR	SHERMAN OIL COMPANY LLC	WILBARGER	Y	2410
48704701	09	06643	WAGGONER -F-	44	WILBARGER COUNTY REGULAR	SHERMAN OIL COMPANY LLC	WILBARGER	Y	2410
48704753	09	06643	WAGGONER -F-	48	WILBARGER COUNTY REGULAR	SHERMAN OIL COMPANY LLC	WILBARGER	Y	2353
48704755	09	06643	WAGGONER -F-	51	WILBARGER COUNTY REGULAR	SHERMAN OIL COMPANY LLC	WILBARGER	Y	0
48704756	09	06643	WAGGONER -F-	52	WILBARGER COUNTY REGULAR	SHERMAN OIL COMPANY LLC	WILBARGER	Y	0
48704757	09	06643	WAGGONER -F-	53	WILBARGER COUNTY REGULAR	SHERMAN OIL COMPANY LLC	WILBARGER	Y	2360
48704758	09	06643	WAGGONER -F-	54	WILBARGER COUNTY REGULAR	SHERMAN OIL COMPANY LLC	WILBARGER	Y	2375
48704759	09	06643	WAGGONER -F-	55	WILBARGER COUNTY REGULAR	SHERMAN OIL COMPANY LLC	WILBARGER	Y	0
48704761	09	06643	WAGGONER -F-	57	WILBARGER COUNTY REGULAR	SHERMAN OIL COMPANY LLC	WILBARGER	Y	2350

48704762	09	06643	WAGGONER -F-	45	WILBARGER COUNTY REGULAR	SHERMAN OIL COMPANY LLC	WILBARGER	Y	2387
48707585	09	06643	WAGGONER -F-	49	WILBARGER COUNTY REGULAR	SHERMAN OIL COMPANY LLC	WILBARGER	Y	2348
48731131	09	06643	WAGGONER -F-	58	WILBARGER COUNTY REGULAR	SHERMAN OIL COMPANY LLC	WILBARGER	Y	3995
48731199	09	06643	WAGGONER -F-	59	WILBARGER COUNTY REGULAR	SHERMAN OIL COMPANY LLC	WILBARGER	Y	2663
48780938	09	06643	WAGGONER -F-	2	WILBARGER COUNTY REGULAR	SHERMAN OIL COMPANY LLC	WILBARGER	Y	0
48501586	09	11264	WAGGONER HA	9	WICHITA COUNTY REGULAR	SHERMAN OIL COMPANY LLC	WICHITA	Y	1798
48588368	09	11264	WAGGONER HA	1	WICHITA COUNTY REGULAR	SHERMAN OIL COMPANY LLC	WICHITA	Y	4000
48588369	09	11264	WAGGONER HA	3	WICHITA COUNTY REGULAR	SHERMAN OIL COMPANY LLC	WICHITA	Y	4000
48588370	09	11264	WAGGONER HA	5	WICHITA COUNTY REGULAR	SHERMAN OIL COMPANY LLC	WICHITA	Y	1750
48588371	09	11264	WAGGONER HA	6	WICHITA COUNTY REGULAR	SHERMAN OIL COMPANY LLC	WICHITA	Y	4000
48588372	09	11264	WAGGONER HA	7	WICHITA COUNTY REGULAR	SHERMAN OIL COMPANY LLC	WICHITA	Y	4000
48588373	09	11264	WAGGONER HA	8	WICHITA COUNTY REGULAR	SHERMAN OIL COMPANY LLC	WICHITA	Y	4000
48500654	09	17673	WAGGONER HOLLY	8	WICHITA COUNTY REGULAR	SHERMAN OIL COMPANY LLC	WICHITA	Y	3969
48532526	09	17673	WAGGONER HOLLY	2	WICHITA COUNTY REGULAR	SHERMAN OIL COMPANY LLC	WICHITA	Y	3880
48532881	09	17673	WAGGONER HOLLY	3	WICHITA COUNTY REGULAR	SHERMAN OIL COMPANY LLC	WICHITA	Y	3900
48533095	09	17673	WAGGONER HOLLY	4	WICHITA COUNTY REGULAR	SHERMAN OIL COMPANY LLC	WICHITA	Y	3906
48533931	09	17673	WAGGONER HOLLY	7	WICHITA COUNTY REGULAR	SHERMAN OIL COMPANY LLC	WICHITA	Y	3609
48535459	09	17673	WAGGONER HOLLY	11	WICHITA COUNTY REGULAR	SHERMAN OIL COMPANY LLC	WICHITA	Y	3670
48535681	09	17673	WAGGONER HOLLY	12	WICHITA COUNTY REGULAR	SHERMAN OIL COMPANY LLC	WICHITA	Y	3725
48536826	09	17673	WAGGONER HOLLY	14	WICHITA COUNTY REGULAR	SHERMAN OIL COMPANY LLC	WICHITA	Y	3850
48537398	09	17673	WAGGONER HOLLY	15	WICHITA COUNTY REGULAR	SHERMAN OIL COMPANY LLC	WICHITA	Y	3784
48537685	09	17673	WAGGONER HOLLY	16	WICHITA COUNTY REGULAR	SHERMAN OIL COMPANY LLC	WICHITA	Y	3999

48544108	09	17673	WAGGONER HOLLY	18	WICHITA COUNTY REGULAR	SHERMAN OIL COMPANY LLC	WICHITA	Y	3826
48591616	09	17673	WAGGONER HOLLY	6	WICHITA COUNTY REGULAR	SHERMAN OIL COMPANY LLC	WICHITA	Y	3648
48588671	09	11894	WAGGONER KATHY	5	WICHITA COUNTY REGULAR	SHERMAN OIL COMPANY LLC	WICHITA	Y	3650
48589289	09	12592	WAGGONER LOLA	2	WICHITA COUNTY REGULAR	SHERMAN OIL COMPANY LLC	WICHITA	Y	4000
48589290	09	12592	WAGGONER LOLA	3	WICHITA COUNTY REGULAR	SHERMAN OIL COMPANY LLC	WICHITA	Y	4000
48534504	09	11107	WAGGONER -OO-	8	WICHITA COUNTY REGULAR	SHERMAN OIL COMPANY LLC	WICHITA	Y	4000
48588275	09	11107	WAGGONER -OO-	1	WICHITA COUNTY REGULAR	SHERMAN OIL COMPANY LLC	WICHITA	Y	4000
48588277	09	11107	WAGGONER -OO-	3	WICHITA COUNTY REGULAR	SHERMAN OIL COMPANY LLC	WICHITA	Y	4000
48588278	09	11107	WAGGONER -OO-	4	WICHITA COUNTY REGULAR	SHERMAN OIL COMPANY LLC	WICHITA	Y	4000
48588279	09	11107	WAGGONER -OO-	5	WICHITA COUNTY REGULAR	SHERMAN OIL COMPANY LLC	WICHITA	Y	4000
48588280	09	11107	WAGGONER -OO-	7	WICHITA COUNTY REGULAR	SHERMAN OIL COMPANY LLC	WICHITA	Y	4000
48589570	09	13043	WAGGONER -PE- UNIT 2	1	WICHITA COUNTY REGULAR	SHERMAN OIL COMPANY LLC	WICHITA	Y	3276
48589577	09	13043	WAGGONER -PE- UNIT 2	66	WICHITA COUNTY REGULAR	SHERMAN OIL COMPANY LLC	WICHITA	Y	0
48589578	09	13043	WAGGONER -PE- UNIT 2	370	WICHITA COUNTY REGULAR	SHERMAN OIL COMPANY LLC	WICHITA	Y	1987
48586865	09	06179	WAGGONER, J. J.	2	K-M-A	SHERMAN OIL COMPANY LLC	WICHITA	Y	3690

(2)	all equipment used on the premises of the Oil Lease sites:

(3)	approximately $50,000 worth of oil in tanks on the Oil Lease sites

EXHIBIT B

ASSIGNMENT AGREEMENT

ASSIGNMENT AND QUIT CLAIM OF OIL AND GAS LEASES

This Assignment and Quit Claim of Oil and Gas Leases (the “Assignment”) is effective as of 5/28/2025, 2025 (the “Effective Date”) by and among Sherman Oil Company LLC, a Texas limited liability company, Joshua Pollard, an individual, Jeff Guffey, an individual, Double A. Land and Resources, LLC, a Texas limited liability company, and JZ Miller Consulting, Inc., a Texas corporation (collectively, the “Assignors”), and Safe & Green Holdings Corp., a Delaware corporation (the “Assignee”).

RECITALS

WHEREAS, Assignors and Assignee have entered into that certain Asset Purchase Agreement, effective as of May 28, 2025 (the “Purchase Agreement”), pursuant to which Assignors sold various oil wells and oil leases, as set forth in Exhibit A to the Purchase Agreement (the “Oil Leases”);

WHEREAS, pursuant to the terms and conditions of the Purchase Agreement, Assignors desire to assign their interest in the Oil Leases as set forth herein;

NOW THEREORE, for and in consideration of the sum of TEN DOLLARS ($10.00) and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Assignors and Assignee hereby agree as follows:

1.	Assignment

Assignors hereby grant, assign, sell, convey, transfer, and deliver to Assignee all of their right, title, and interest of whatsoever nature or kind in and to the lands and leases described on Exhibit A of the Purchase Agreement, lying in and to the lands lying in Wichita County and Wilbarger County, state of Texas. It is the specific intent of the Assignors to assign and convey ONE HUNDRED PERCENT (100%) of Assignors’ right, title, and interest in and to the leasehold estate in the Oil Leases and lands described on Exhibit A of the Purchase Agreement. The assignment of the Oil Leases hereunder from Assignors to Assignee are subject to all preexisting landowner and overriding royalties, as set forth below, burdening the Oil Leases. Assignors shall jointly and severally indemnify, protect, defend, and hold Assignee harmless from any and all claims, demands, losses, liabilities, damages, costs, and expenses incurred by, or asserted against, Assignee with respect to the Oil Leases arising prior to the Effective Date.

a.	Existing Royalties on Oil Leases – See Exhibit A to the Purchase Agreement.

2.	Assumption

Assignee hereby assumes and agrees to assume, perform, and discharge all obligations, duties, and liabilities respecting the Oil Leases, but only to the extent that the same arises on or after the Effective Date. Assignee shall indemnify, protect, defend, and hold Assignors harmless from any and all claims, demands, losses, liabilities, damages, costs, and expenses incurred by, or asserted against, Assignee with respect to the Oil Leases arising after the Effective Date.

3.	Adequate Disclosure

Assignors represent and warrant that they are not aware of any facts that are particular to Assignors that Assignors have not disclosed to Assignee that could have an adverse effect on Assignee or the Oil Leases. Additionally, no representation or warranty of Assignors contained in this Assignment contains any untrue statement or omits any information necessary to make such representation or warranty not misleading.

4.	Governing Law

This Assignment shall be governed by and construed in accordance with the laws of the State of Texas, without regard to any conflict of laws principles that may call for the application of the laws of any other jurisdiction.

5.	Binding Effect

This Assignment shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors, and assigns.

6.	Further Assurances, Cooperation

Assignors agree to execute and deliver further agreements, instruments, and other documents as Assignee may reasonably deem necessary to effectuate the purposes and provisions of this Assignment. Assignors agree to cooperate with Assignee in any manner reasonable requested by Assignee to effectuate the purposes and provisions of this Assignment.

7.	No Waiver

Any failure on the part of Assignors or Assignee to enforce at any time or for any period of time any of the provisions of this Assignment shall not be deemed or construed to be a waiver of such provisions or of the right of any party thereafter to enforce each and every provision of this Assignment.

8.	Counterparts

This Assignment may be executed electronically in any number of counterparts, each of which shall be deemed to be an original, but all of which, when taken together, shall constitute one and the same instrument. The parties hereto agree that any such electronically transmitted signatures constitute original signatures and that an electronically transmitted Assignment containing signatures of all the parties hereto is binding on the parties having signed such electronically transmitted Assignment.

[signatures on following page]

SIGNATURE PAGE

IN WITNESS WHEREOF, the parties have executed this Assignment to be effective as of the Effective Date.

ASSIGNORS

Sherman Oil Company LLC,		Double A. Land and Resources, LLC
a Texas corporation		a Texas limited liability company

By:	/s/ Joshua Pollard	By:	/s/ Andrew Lloyd
Name:	Joshua Pollard	Name:	Andrew Lloyd
Title:	Working Interest Partner	Title:	Working Interest Partner
Date:	5/28/2025	Date:	5/28/2025

JZ Miller Consulting, Inc.,		Joshua Pollard,
a Texas corporation		an individual

By:	/s/ Joshua Miller	By:	/s/ Joshua Pollard
Name:	Joshua Miller	Date:	5/28/2025
Title:	Working Interest Holder
Date:	5/28/2025

Jeff Guffey,
an individual

By	/s/ Jeff Guffey
Date:	5/28/2025

DISCLOSURES SCHEDULES

SCHEDULE 3.3 – CONSENTS

-	Both Burk Royalty and Waggoner will have first rights of refusal. Burk has already passed and approved. Waggoner will be done by buyer after initial close.

SCHEDULE 3.4 – UNDISCLOSED LIABILITIES

-	Items are as is where is as typical in oil and gas

SCHEDULE 3.6 – MATERIAL CONTRACTS

-	Oil Seller agreement with Red River Crude llc, including a split load contract for $.75 per barrel a fee.

SCHEDULE 3.7 – REAL PROPERTY

-	None

SCHEDULE 3.8 – CONDITION OF ASSETS

-	50 to 100 years old. Items are as is where is

SCHEDULE 3.10 – INSURANCE

-	Sherman and L7 both have workmans comp and other insurance policies currently active

SCHEDULE 3.12 – COMPLIANCE WITH LAWS

-	3 active plugging which Buyer as started

SCHEDULE 3.13 – ENVIRONMENTAL MATTERS

-	50-100 year old assets. As is where is with industry standard disclosures of potential environmental issues.